Exhibit 10.1

4055 Technology Forest Blvd Suite 210 The Woodlands, Texas 77381

May 31, 2016

Mr. Lee Wright
18 Palmer Crest
The Woodlands, TX 77381

Dear Lee,

We are pleased to offer you, subject to approval from the Board of Directors and completion of customary pre-employment testing:

•	The position of Executive Vice President and Chief Financial Officer, reporting directly to the Chief Executive Officer;

•
A cash compensation plan consisting of a base salary of $40,000 per month ($480,000 annualized) plus an annual bonus opportunity of 60% of your base salary (120% at maximum and pro-rated during your initial year of employment) if targeted company performance (as set by the Compensation Committee) is achieved. Your FY17 bonus opportunity of $288,000 will be guaranteed and paid in March 2017 assuming you are still employed with the company at the time of payout.

•	Participation in the company’s annual Long Term Incentive Program effective May 2017 (as determined by the Compensation Committee) at a participation rate equal to 100% of your base salary;

•
An initial one-time grant of $480,000 worth of restricted stock units (RSUs) that will vest on a straight-line basis over four years, with the actual number of RSUs granted to be determined based on the closing stock price on the date you begin employment with the company;

•	Executive Severance Agreement, which includes double trigger provisions consistent with the other executive officers; and

•	Executive Indemnity Agreement consistent with the other executive officers.

1 of 1

You will become eligible for most of Conn's health and welfare benefits on the first of the month following two full months of employment. Conn's will, however, reimburse you for COBRA expenses (less the contribution you would pay, if you were on Conn's medical plan) to continue your current medical benefits until you become eligible for Conn's plan.

You will also become eligible for Conn's 401(k) Retirement Savings Plan at the beginning of a plan quarter immediately following three months of continuous service. You can, however, roll over the qualifying funds from your current 401(k) to Conn's plan at any time. Additionally, you will become eligible for Conn's Employee Stock Purchase Plan at the beginning of a plan quarter immediately following three months of continuous service.

Immediately upon hire, you will be eligible for three weeks of vacation and four personal holidays.

We look forward to having you join the Conn's team as soon as possible. Please acknowledge your acceptance of this offer of employment by signing below and returning one original document to me.

Sincerely,

/s/ Norm Miller

Norm Miller
Chief Executive Officer

Acceptance Acknowledged: /s/ Lee A. Wright

Date: 5/31/2016

2 of 2